Exhibit 16
MOEN AND COMPANY CHARTERED ACCOUNTANTS

Member:

Canadian Institute of Chartered Accountants

Institute of Chartered Accountants of British Columbia

Institute of Management Accountants (USA) (From 1965)

Registered with:

Public Company Accounting Oversight Board (USA) (PCAOB)

Canadian Public Accountability Board (CPAB)

Canada - British Columbia Public Practice Licence

Securities Commission Building

PO Box 10129, Pacific Centre

Suite 1400 - 701 West Georgia Street

Vancouver, British Columbia

Canada V7Y 1C6

Telephone: (604) 662-8899

Fax: (604) 662-8809

Email: moenca@telus.net

March 13, 2006

Securities Exchange Commission
100 F Street NE
Washington, DC 20549

Dear Sir or Madam:

Re: Capital Mineral Investors, Inc.

We have read the statements about our firm included under Item 4.01 of the Form 8-K of Capital Mineral Investors, Inc. dated March 8, 2006 and we are in agreement with the statements concerning our firm in such Form 8-K.

/s/ Moen and Company

Moen and Company